Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Agreement") is made as of July , 2006 (the "Effective Date"), by and between Real Estate Associates Limited VI, a California limited partnership ("Assignor"); Harlan J. Wall ("Wall") and Parkesedge Corp., a Pennsylvania corporation ("Corp." and together with Wall, collectively, "General Partner"); and Harlin J. Wall and M. Joy Wall, as individuals and not as husband and wife ("Assignee" and together with Assignor and General Partner, and each a "Party" and as the context requires, any two or more, collectively, the "Parties"), with reference to the following:

A.

Parkesedge Associates (the "Partnership") was formed as a limited partnership under the laws of the Commonwealth of Pennsylvania and is being governed pursuant to an Amended and Restated Agreement and Certificate of Limited Partnership, dated as of May 27, 1983, as amended by a First Amendment to Amended and Restated Agreement and Certificate of Limited Partnership, dated as of May 27, 1983 (collectively, the "Amended Partnership Agreement") (any capitalized word or phrase used but not defined herein shall have the meaning set forth in the Amended Partnership Agreement).

B.

Wall and Corp. are the general partners of the Partnership and Assignor is the limited partner of the Partnership.

C.

The Partnership owns and operates ParkesEdge Apartments in Parkesburg, Chester County, Pennsylvania (the "Project").

D.

Assignor has agreed to assign all of its interest in the Partnership to Assignee and withdraw from the Partnership, Assignee has agreed to acquire such interests and General Partner has consented to such assignment and assumption, all pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Assignment and Assumption.

1.1

Effective as of the "Closing" (as hereinafter defined):

(a)

Assignor hereby assigns to Assignee 100% of Assignor's interest in the Partnership, including, without limitation, all profits, losses, Cash from Operations, surplus cash from a Disposition or Partial Disposition of Partnership Property, and rights to any fees and distributions (the "Interest"); and

(b)

Assignee assumes and agrees to perform all of the obligations of Assignor under the Amended Partnership Agreement.

1.2 In consideration for Assignor's assignment of the Interest, at the Closing Assignee shall pay to Assignor the amount of $390,000.00 (the "Payment"). The Payment shall be treated as a direct acquisition of the Interest. Assignor covenants and agrees that such sum shall be received in full satisfaction of all obligations and liabilities due Assignor in connection with or in any manner arising out of the Partnership, the Project or any other assets owned by the Partnership. The Payment shall be made by federal funds wired pursuant to instructions from Assignor. Assignee shall wire the funds on or before the Closing Date; provided, however, that Assignee shall not be obligated to wire said funds or otherwise make the Payment until and unless Assignor has completed its obligations in paragraph 3.1 of this Agreement.

2.

Releases.

2.1 Except for the representations and warranties of Assignor set forth in this Agreement, General Partner, for itself and for and on behalf of its partners, members, directors, officers, employees, servants, agents, representatives, administrators, assigns, and attorneys, and on behalf of the Partnership (collectively, the "Partnership Parties"), hereby releases, waives and relinquishes all actions, causes of action, claims and demands whatsoever, at law or in equity, and damages (collectively, "Claims") that any of the Partnership Parties has or allegedly has against Assignor and/or its partners, members, directors, officers, employees, servants, agents, representatives, administrators, assigns, and attorneys (collectively, the "Assignor Parties") from the beginning of time up to and including the Closing Date.

2.2 Except for the representations and warranties of General Partner and Assignee and the obligations of Assignee set forth in this Agreement, Assignor, for itself and the other Assignor Parties, hereby releases, waives, relinquishes all Claims that the Assignor Parties have or allegedly have against the Partnership Parties, or any of them, from the beginning of time up to and including the Closing Date. This release is meant to include, by way of example and not limitation, all claims arising from or related to the management and operation of the Project and the Partnership.

2.3

Assignor and General Partner each acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Assignor, for itself and the other Assignor Parties, and General Partner, for itself and the other Partnership Parties, each waives and relinquishes any right or benefit which either has or may have under Section 1542 of the Civil Code of the State of California or any similar statute under the laws of the Commonwealth of Pennsylvania to the full extent that each may lawfully waive all rights and benefits pertaining to the matters set forth herein. In connection with such waiver and relinquishment, the Assignor Parties and the Partnership Parties each acknowledges that it is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, but it is the intention of Assignor and General Partner hereby to fully, finally, and forever settle and release all disputes and differences, known and unknown, suspected and unsuspected, which now exist, may exist or hereafter have existed between them, and in furtherance of such intention, the release herein given shall be and remain in effect as a full and complete general mutual release notwithstanding the discovery or existence of any such additional or different facts.

3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur no later than August 15, 2006 (the “Closing Date”).

3.1 At or before Closing, Assignor will deliver to Assignee each of the following:

(a)

Both originals of the Negative Cash Flow Guaranty dated May 27, 1983, executed by Harlin J. Wall and delivered to the Assignor.

(b)

Original Letter Agreement dated May 27, 1983 between Harlin J. Wall and Assignor relating to ParkesEdge Corp. As of the Closing Date, Assignor hereby assigns unto Assignee all of its right, title, and interest as an Investor in and to the aforesaid Letter Agreement, and represents and warrants that it has taken no action pursuant to the aforesaid Letter Agreement that has not been disclosed in writing to Harlin Wall, as the general partner.

(c)

All original copies of an Irrevocable Special Power of Attorney given by Harlin J. Wall, as principal, to Assignor authorizing Assignor to take certain actions pursuant to Section 8.3 of the Amended and Restated Agreement of Limited Partnership dated May 27, 1983. Assignor represents and warrants that it has undertaken no action and executed no documents in reliance on the aforesaid irrevocable special power of attorney.

(d)

Original Guaranty and Indemnity Agreement dated May 27, 1983, given by Harlin J. Wall and M. Joy Wall, in favor of Assignor, relating to obligations owed by the partnership to Joseph P. McGrail and to Fidelity Continental Financial Services Corporation.

(e)

Original Promissory Judgment Note dated May 27, 1983, in the amount of $10,000.00 given by Harlin J. Wall and M, Joy Wall to Assignor, to be held pursuant to an Escrow Agreement of even date.

Assignor has been unable to locate one of the originals of the Negative Cash Flow Guaranty (T3.1(a)) or the original Promissory Note (T3.1(e)). It is hereby acknowledged and agreed by and between the parties that each of the documents listed in paragraph 3.1(a) - (e) are cancelled, terminated and hereby declared void. Assignor and its successors and assigns shall indemnify and hold harmless Wail, Corp., General Partner and Assignee from and against any and all claims, demands, causes of action, sums of money, attorneys' fees, actions, proceedings, and liabilities of any kind and character, including attorney's fees and legal costs, arising from, based upon or caused by any claim of ownership of, or interest in, the aforementioned missing Negative Cash Flow Guaranty and Promissory Note.

4.

Representations and Warranties.

4.1 As a material inducement to Assignee and General Partner entering into this Agreement, the Assignor Parties hereby represent and warrant to Assignee that the following Representations and Warranties and the representations and warranties set forth in paragraph 3.1 hereof are true and correct as of the Effective Date, that they shall remain true and correct through and as of the Closing Date, and that they shall survive the Effective Date, the Closing Date and the withdrawal of Assignor from the Partnership:

(a)

Assignor is the owner of the Interest and the Interest is not subject to any lien, pledge or encumbrance of any nature whatsoever and Assignee shall acquire the same free of any rights or claims thereto by any other party claiming by, through or under Assignor.

(b)

The execution and delivery of this Agreement by Assignor and the performance of the transactions contemplated herein have been duly authorized by all requisite corporate and partnership proceedings and assuming the due and proper execution and delivery by Assignee and General Partner, this Assignment is binding upon and enforceable against the Assignor Parties in accordance with its terms.

4.2 As a material inducement to Assignor entering into this Agreement, Assignee hereby represents and warrants to Assignor that assuming the due and proper execution and delivery by Assignor, this Assignment is binding upon and enforceable against Assignee in accordance with its terms. The foregoing representation and warrant is true and correct as of the Effective Date and shall survive the Effective Date and the withdrawal of Assignor from the Partnership.

4.3 As a material inducement to Assignor entering into this Agreement, General Partner hereby represents and warrants to Assignor that (i) the execution and delivery of this Agreement by Corp. and its performance of the transactions contemplated herein have been duly authorized by all requisite corporate proceedings and (ii) assuming the due and proper execution and delivery by Assignor, this Assignment is binding upon and enforceable against General Partner in accordance with its terms. The foregoing representations and warranties are true and correct as of the Effective Date, shall remain true and correct through and as of the Closing Date and shall survive the Effective Date, the Closing Date and the withdrawal of Assignor from the Partnership.

5. Miscellaneous. All notices, demands, requests and other communications required pursuant to the provisions of this Agreement ("Notice") shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, or (ii) if personally delivered, on the actual date of delivery or (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing addressed as follows:

5.1

If to Assignor:

c/o National Partnership Investments Corp.

6100 Center Drive, Suite 800 Los Angeles, California 90045 Attention: Asset Management Telephone: (310) 258-5100

with a copy to:

Resch Polster Alpert & Berger LLP 10390 Santa Monica Blvd, Fourth floor Attention: Real Estate Department Los Angeles, CA 90025-5008 Telephone: (310) 277-8300

5.2

If to Assignee:

Harlin J. Wall

945 Greenbriar Drive State College, PA 16801

and

M. Joy Wall

945 Greenbriar Drive State College, PA 16801

with a copy to:

Dean A. Weidner, Esquire Steven M. Williams, Esquire Wix, Wenger & Weidner 508 North Second Street Harrisburg, PA 17101 Telephone: (717) 234-4182

5.3

If to General Partner:

Harlin J. Wall

ParkesEdge Corp.

945 Greenbriar Drive State College, PA 16801

with a copy to:

Dean A. Weidner, Esquire Steven M. Williams, Esquire Wix, Wenger & Weidner 508 North Second Street Harrisburg, PA 17101 Telephone: (717) 234-4182

Any of the Parties may designate a change of address by Notice in writing to the other Parties. Whenever in this Agreement the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

5.4 If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

5.5 This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for any other counterpart thereof.

5.6 This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives and permitted successors and assigns of the Parties hereto. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania. In the event of a dispute regarding this Agreement, such dispute(s) shall be filed, heard and determined by and in the Court of Common Pleas of Chester County, Pennsylvania, and each of the parties hereby consents to personal jurisdiction and venue in such Court.

5.7

Nothing herein shall be construed to be for the benefit of or enforceable by any third party including, but not limited to any creditor of the Assignor.

5.8 The Parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement,

5.9

All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

5.10 In the event that any court proceedings is brought under or in connection with this Agreement, the prevailing party in such proceeding (whether at trial or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys' fees incident to any such proceeding. The term "prevailing party" as used herein shall mean the party in whose favor the final judgment or award is entered in any such judicial or arbitration proceeding.

5.11 This Agreement constitutes the sole agreement of the Parties with respect to the matters herein, all prior oral or written agreements being merged herein. This Agreement may only be modified by a writing signed by all of the Parties hereto and time is of the essence of this Agreement.

5.12 In interpreting this Agreement it shall be presumed that the Agreement was jointly drafted and no presumption shall arise against any partner in the event of any ambiguity.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date set forth above.

ASSIGNOR:

REAL ESTATE ASSOCIATES LIMITED VI, a California limited partnership

By National Partnership Investments Corp., a California corporation,

General Partner

By: /s/Peter Stoughton

Its: Senior Vice President

ASSIGNEE:

            /s/HARLIN J. WALL

    Harlin J. Wall

   /s/M. JOY WALL

    M. Joy Wall

GENERAL PARTNER:

           /s/HARLIN J. WALL

                Harlin J. Wall

            PARKESEDGE CORP.,

            a Pennsylvania corporation

     By:   /s/Harlin J. Wall

             Harlin J. Wall, President